BMKR, LLP Certified Public Accountants 1200 Veterans Memorial Highway, Suite 350, Hauppage, New York 11788	T 631 293-5000 F 631 234-4272 www.bmkr.com

Thomas G. Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

February 21, 2020

Securities & Exchange Commission

100 F Street NE

Washington, DC 20549

Effective February 20, 2020 we have been terminated as auditors of Cannagistics, Inc. We have read item 4.01 of form 8 K/A dated February 20, 2020 and are in agreement with the statements contained in the first, second, third, fourth, fifth or sixth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

BMKR, LLP

BMKR LLP

Hauppauge, NY